As filed with the Securities and Exchange Commission on June 1, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ECHELON CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	77-0203595
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

550 Meridian Avenue

San Jose, California 95126

(Address of principal executive offices)

1997 Stock Plan

1998 Director Option Plan

(Full titles of the plans)

M. Kenneth Oshman

Chairman of the Board and Chief Executive Officer

ECHELON CORPORATION

550 Meridian Avenue

San Jose, California 95126

(408) 938-5200

(Name, address and telephone number of agent for service)

Copy to:

Page Mailliard, Esq.

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value: Reserved for future issuance under the 1997 Stock Plan	3,667,961 shares	$6.275	(2)	$23,016,455.28	$2,709.04
Common Stock, $.01 par value: Reserved for future issuance under the 1998 Director Option Plan	200,000 shares	$6.275	(2)	$1,255,000.00	$147.71

Total:	3,867,961 shares			$24,271,455.28	$2,856.75

(1)	Pursuant to Rule 429 of the Securities Act of 1933, as amended (the “Securities Act”), the prospectus delivered to participants under the Registrant’s 1997 Stock Plan (the “1997 Plan”) and 1998 Director Option Plan (the “Director Plan”) also relates to an aggregate of 13,660,468 shares previously registered under Form S-8 Registration Nos. 333-62045, 333-44198, 333-88880 and 333-110679. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 1997 Plan and the Director Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.
(2)	Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices per share of the Company’s Common Stock as reported on the Nasdaq National Market System on May 24, 2005, which was $6.275 per share.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

Echelon Corporation (the “Company” or “Registrant”) hereby incorporates by reference in this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

(b) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005.

(c) The Company’s Current Reports on Form 8-K filed on February 1, 2005 (and amended pursuant to Forms 8-K/A filed on February 1, 2005 and February 2, 2005) and March 25, 2005. The Registrant specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 2.02 of the Registrant’s Current Reports on Form 8-K filed with the Commission on January 20, 2005, February 4, 2005 and April 25, 2005.

(d) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s filing referred to in (a) above.

(e) The description of the Company’s Common Stock is contained in the Company’s registration statement on Form 8-A filed with the Commission on June 2, 1998 pursuant to Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the securities registered hereby has been passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), Palo Alto, California. Larry W. Sonsini, a member of WSGR and a member of the Board of Directors of the Company, owns 14,261 shares of the Company’s Common Stock. A partnership investment account of WSGR, in which Mr. Sonsini is a participant, owns 9,000 shares of the Company’s Common Stock. Mr. Sonsini holds options to purchase 50,000 shares of the Company’s Common Stock. Upon exercise of such options, 10% of the shares shall be issued to Mr. Sonsini and 90% of the shares shall be issued to the applicable partnership investment accounts of WSGR, in which Mr. Sonsini is a participant. In addition, an aggregate of 60,239 shares of the Company’s Common Stock have been distributed to certain current and former members or employees of WSGR.

Item 6. Indemnification of Directors and Officers

The Company’s Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duly of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising our of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company’s Bylaws. These agreements, among other things, indemnify the Company’s directors and officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person’s services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

10.1		1997 Stock Plan (as amended and restated March 26, 2004).

10.2	*	Form of Stock Option Agreement for use under the 1997 Stock Plan.

10.3	**	1998 Director Option Plan.

10.4	**	Form of Stock Option Agreement for use under the 1998 Director Option Plan.

23.1		Consent of KPMG LLP, independent auditors.

23.2		Consent of Counsel (included in Exhibit 5.1).

24.1		Power of Attorney (included on the signature page of this Registration Statement).

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*	Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-1 (File No. 333-55719) filed with the Commission on June 1, 1998.
**	Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-8 (File No. 333-44198) filed with the Commission on August 21, 2000.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on May 27, 2005.

ECHELON CORPORATION

By:	/s/ M. Kenneth Oshman
M. Kenneth Oshman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints M. Kenneth Oshman and Oliver R. Stanfield, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

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Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ M. Kenneth Oshman (M. Kenneth Oshman)	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 27, 2005

/s/ Oliver R. Stanfield (Oliver R. Stanfield)	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 27, 2005

/s/ Robert J. Finocchio, Jr. (Robert J. Finocchio, Jr.)	Director	May 27, 2005

/s/ Michael E. Lehman (Michael E. Lehman)	Director	May 27, 2005

/s/ Armas Clifford Markkula, Jr. (Armas Clifford Markkula, Jr.)	Director	May 27, 2005

/s/ Robert R. Maxfield (Robert R. Maxfield)	Director	May 27, 2005

/s/ Richard M. Moley (Richard M. Moley)	Director	May 27, 2005

/s/ Larry W. Sonsini (Larry W. Sonsini)	Director	May 27, 2005

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ECHELON CORPORATION

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit Number		Description
5.1		Opinion of Wilson Sonsini Goodrich & Rosati, P.C., as to the legality of securities being registered.

10.1		1997 Stock Plan (as amended and restated March 26, 2004).

10.2	*	Form of Stock Option Agreement for use under the 1997 Stock Plan.

10.3	**	1998 Director Option Plan.

10.4	**	Form of Stock Option Agreement for use under the 1998 Director Option Plan.

23.1		Consent of KPMG LLP, independent auditors.

23.2		Consent of Counsel (included in Exhibit 5.1).

24.1		Power of Attorney (included on the signature page of this Registration Statement).

*	Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-1 (File No. 333-55719) filed with the Commission on June 1, 1998.
**	Incorporated by reference to the exhibit filed with the Company’s registration statement on Form S-8 (File No. 333-44198) filed with the Commission on August 21, 2000.